SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549


FORM 8-K

CURRENT REPORT




Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report - January 13, 1994
(Date of earliest event reported)


GTE Corporation
(Exact name of registrant as specified in its charter)


NEW YORK
(State or other jurisdiction of incorporation or organization)


        1-2755                                     13-1678633
(Commission File Number)               (IRS Employer Identification No.)












One Stamford Forum
Stamford, Connecticut                                            06904
(Address of principal executive offices)                       (Zip Code)
203-965-2000





GTE CORPORATION

FORM 8-K

ITEM OF INFORMATION

Item 5.  Other Events

	GTE today announced that its results for the fourth quarter of 1993 will include a one-time pre-tax restructuring charge of $1.8 billion which will reduce fourth quarter and full year net income by $1.2 billion, or $1.22 per share.

	This restructuring charge includes $1.4 billion at Telephone Operations primarily to implement its re-engineering plan. The re-engineering plan will redesign and streamline processes in order to improve customer-responsiveness and product quality, reduce the time necessary to introduce new products and services and further reduce costs. The re-engineering plan includes $680 million to upgrade or replace existing customer service and administrative systems and enhance network software, $410 million for employee separation benefits associated with workforce reductions and $210 million primarily for the consolidation of facilities and operations and other related costs.

	The re-engineering plan will be implemented over the next three years, with expected reductions of approximately 17,000
	Telephone Operations employees during that time frame.

	The restructuring charge also includes a $400 million reduction in the carrying value of satellite communication assets of GTE Spacenet and certain other assets to estimated net realizable value. This action primarily reflects the development of alternative transmission methods through technological advances and increased competition. GTE will also combine its Spacenet business into Government Systems to leverage the combined strength of these two businesses.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   GTE CORPORATION
                                                     (Registrant)

                                            By     J. Michael Kelly
                                                   J. Michael Kelly
                                               Vice President and Controller

Date:  January 13, 1994